Exhibit 4.21

Exclusive Technology Consulting and Service Agreement

The Exclusive Technical Consulting and Service Agreement (hereinafter referred to as “the Agreement”) is concluded in Shenzhen on September 25th, 2020 by the following both parties:

1.                  Shanghai Lightinthebox Information Technology Co., Ltd. (hereinafter referred to as the “Sole-funded Company”)

Registered address: Room 378, No.588, West Huanhu No. 2 Road, China (Shanghai) Pilot Free Trade Zone Lin-gang Special Area

2.                  Chongqing Rui Zhihe E-commerce Co., Ltd. (hereinafter referred to as the “Domestic Company”)

Registered address: Room 15-27, 35/F, Office Building 5, No.1 Ao Ti Road, Jiulongpo District, Chongqing

Whereas:

(1)                                 The Sole-funded Company is a wholly foreign-owned enterprise incorporated in the People’s Republic of China (hereinafter referred to as “the PRC”), with the resources and qualifications for technical consulting and services;

(2)                                 The Domestic Company is a domestic-funded limited liability company incorporated in the PRC;

(3)                                 The Sole-funded Company agrees to provide and the Domestic Company agrees to receive the technical consulting and services.

Upon consensus through negotiation, both parties agree as follows:

1.              Technical consulting and service; exclusive and sole rights and interests

1.1                       The term of service provided by the Sole-funded Company is 10 years since the date of the Agreement. The term of service shall be automatically renewed for 10 years at each expiry, unless the Sole-funded Company notifies Domestic Company for not renewing the term of service with 90 days prior to the expiry of the term.

1.2                       During the term of the Agreement, the Sole-funded Company agrees to provide the Domestic Company with the technical consulting and service  related to network information services and cross-border e-commerce (hereinafter referred to as “target business”) as an exclusive technical consulting and service provider of the Domestic company (see Annex 1 for details).

1.3                       The Domestic Company agrees to receive the technical consulting and service provided by the Sole-funded Company. The Domestic Company further agrees that it shall not receive the same or similar technical consulting and service with respect to above business from any third party during the term of the Agreement, without the prior written consent of the Sole-funded Company.

1.4                       The Sole-funded Company shall enjoy the exclusive and sole rights and interests with respect to any and all rights and interests arising out of the performance of the Agreement, including but not limited to relevant ownership, copyright, patent rights and other intellectual property rights, know-how, trade secrets and others, whether developed by the Sole-funded Company or by the Domestic Company based on the original intellectual property rights of the Sole-funded Company.

2.              The calculation and payment of technical consulting and service fees (hereinafter referred to as “consulting service fees”)

2.1                       Both parties agree to determine and pay the consulting service fees hereunder in accordance with the method set out in Annex 2 hereto.

2.2                       The Domestic Company shall pay the Sole-funded Company with the service fees hereunder in accordance with the payment way and time designated by the Sole-funded Company. Both parties agree that the Domestic Company may defer the payment of the service fees with the prior written consent of the Sole-funded Company, or the Domestic Company can adjust the schedule for the payment of the service fees set out in Article 2.1 hereof upon consensus through negotiation of both parties.

2.3                       The Sole-funded Company agrees that, it is entitled to enjoy and bear all the economic benefits and risks arising from the businesses of the Domestic Company during the term of the service; the Sole-funded Company undertakes to provide the Domestic Company with unlimited financial support under any circumstances and not request repayment from the Domestic Company if the Domestic Company is unable to repay the loan.

2.4                       With respect to the service fees hereunder which shall be paid by the Domestic Company to the Sole-funded Company, the shareholders of the Domestic Company shall provide the Sole-funded Company with the pledge guarantee with their equities of the Domestic Company.

3.              Responsibilities of both parties

3.1                       Responsibilities of the Sole-funded Company. In addition to the responsibilities set out in other terms hereof, the Sole-funded Company shall also bear the following responsibilities:

(a)                     Provide support services to the Domestic Company in an effective way and respond to requests for advice and assistance from Domestic Company timely and carefully;

(b)                     Assist the Domestic Company in preparing the business plan of the target business;

(c)                      Assist the Domestic Company in the planning, design, development and operation of the target business;

(d)                     Provide competent service person to the Domestic Company for the operation of services hereunder; and

(e)                      Strictly perform its obligations under the Agreement and any other relevant contracts to which it is a party.

3.2                       Responsibilities of the Domestic Company. In addition to the responsibilities set out in other terms hereof, the Domestic Company shall also bear the following responsibilities:

(a)                     Do not receive the same or similar support services from any third party without the prior written consent of the Sole-funded Company;

(b)                     Receive all supporting services and all related reasonable opinions from the Sole-funded Company;

(c)                      Prepare the business plan with the assistance of the Sole-funded Company;

(d)                     Plan, design, develop, create and carry out the target business with the assistance of the Sole-funded Company;

(e)                      Provide the Sole-funded Company with any technology or other materials necessary or useful for the provision of services hereunder, and allow the Sole-funded Company access to relevant facilities necessary or useful for the provision of services hereunder;

(f)                       Establish and maintain an independent accounting unit for the target business;

(g)                      Operate and carry out the target business and other businesses of the Domestic Company in strict accordance with the business plan and the joint decision of the Sole-funded Company and the Domestic Company;

(h)                     The Domestic Company shall obtain the written consent from the Sole-funded Company if it intends to enter into any material contract with any third party; material contract refers to, contracts, agreements, covenants or undertakings with any third party, in written or oral, with respect to cooperation, transfer of equity, financing or any other matters which may affect the interests of the Sole-funded Company hereunder or may cause the Sole-funded Company to make any change or terminate the Agreement in advance;

(i)                         Provide and manage the target business effectively, prudently and legally, to achieve maximum earnings;

(j)                        Assist and fully cooperate with the Sole-funded Company in all matters necessary for effective performance of its duties and obligations hereunder;

(k)                     Report all contacts with relevant industrial and commercial administrations to the Sole-funded Company, and provide copies of all documents, permits, consents and authorizations granted by relevant industrial and commercial administrations to the Sole-funded Company in time;

(l)                         Assist the Sole-funded Company in developing, establishing and maintaining relationships with other relevant departments, institutions and other entities of national, provincial and local governments, and in obtaining all permits, licenses, consents and authorizations necessary for such work, to provide all services hereunder;

(m)                 Assist the Sole-funded Company in handling duty-free import formalities of all assets, materials and supplies necessary for providing services;

(n)                     Assist the Sole-funded Company in purchasing equipment, materials, goods, labor services and other services satisfactory to the Sole-funded Company in the PRC with a competitive price;

(o)                     Operate and handle all necessary formalities relating to the operation in accordance with relevant laws and rules of the PRC;

(p)                     Provide the Sole-funded Company with copies of other relevant materials required by the laws, rules, orders and regulations of the PRC and the Sole-funded Company;

(q)                     Strictly perform its obligations under the Agreement and any other relevant contracts to which it is a party.

4.              Statement and warranty

4.1                               Each party states and warrants to the other party that, on the date of the Agreement:

(a)                     It is a legal entity duly incorporated and validly existing and has obtained all governmental approvals, qualifications and permits necessary for relevant business in accordance with applicable laws, and it has the power to enter into the Agreement and perform the obligations hereunder; it’s Board of Shareholders or any other organ of power with the authority of approving the Agreement has duly and effectively taken all necessary measures or other actions to approve its signing, delivery and performance of the Agreement; upon signing, the Agreement shall be effective and binding on both parties and be enforceable to the party in accordance with the terms hereof;

(b)                     The signing, delivery and performance of the Agreement will not: (a) conflict with, or violate the following documents or upon receipt of the relevant notice or with time: (i) its business license, Articles of Association, permits, government approvals for its establishment, agreements relating to its establishment or any other framework documents, (ii) any laws of the PRC or other laws which are binding on it, (iii) any contract to which it is a party or which is binding on it or its assets, or other documents; (b) create or enable any third party to set any pledge or other encumbrances to its assets; (c) terminate or modify any terms of any contract to which it is a party or which is binding on it or its assets or other documents, or enable any third party to terminate or modify terms of such documents; (d) result in the suspension, revocation, damage, confiscation or non-renewal upon expiry of any approval, permit and registration from any government department applicable to it;

(c)                      There is no ongoing and pending or threatened (to its knowledge) lawsuit, arbitration or other judicial or administrative proceedings which affect its capacity to perform its obligations hereunder; and

(d)                     It has disclosed to the other party all contracts, government approvals, permits or other documents (to which it is a party or which are binding on it or its assets or businesses) which may have material adverse effect on its capacity to perform its obligations hereunder; and there is no misrepresentation or omission of any material fact in all documents provided to the other party previously.

4.2                               The Domestic Company further states and warrants to the Sole-funded Company:

(a)                     Pay full service fees to the Sole-funded Company in time in accordance with the Agreement.

(b)                     During the term of service:

i                                     Maintain the continuous validity of licenses and qualifications related to the business of the Domestic Company; and

ii                                  Actively cooperate with services provided by the Sole-funded Company and accept reasonable opinions and suggestions raised by the Sole-funded Company for the business of the Domestic Company.

4.3                       During the term of service, the Domestic Company shall not receive the same or similar services as those set out in Section 1.2 from any third party other than the Sole-funded Company, without the prior written consent of the Sole-funded Company.

4.4                       As of the date of the Agreement, the Domestic Company shall not sell, transfer, pledge or otherwise dispose of the legitimate rights and interests to any assets (unless required for daily business operation), business or income, provide guarantee to any third party, or allow any third party to create any other security interests in its assets or rights and interests, without the prior written consent of the Sole-funded Company.

4.5                       As of the date of the Agreement, the Domestic Company shall not inherit and guarantee any debts (unless required for daily business operation), without the prior written consent of the Sole-funded Company.

4.6                       As of the date of the Agreement, the Domestic Company shall not sign any material contract (unless required for daily business operation), without the prior written consent of the Sole-funded Company.

4.7                       As of the date of the Agreement, the Domestic Company shall not merge, consolidate or establish joint entity with any third party, or acquire any third party or be acquired or controlled by any third party, increase or reduce its registered capital, or otherwise change its structure of registered capital, without the prior written consent of the Sole-funded Company.

4.8                       To the extent permitted by laws of the PRC, the Domestic Company shall elect the candidates recommended by the Sole-funded Company to serve as its directors and senior executives; the Domestic Company shall not refuse to elect the candidates recommended by the Sole-funded Company for any other reason, without the prior written consent of the Sole-funded Company or with statutory reason.

4.9                       The Sole-funded Company is entitled to check the accounts of the Domestic Company regularly or from time to time. During the term of service, the Domestic Company shall cooperate with the Sole-funded Company and its direct or indirect shareholders in auditing, due diligence and other work, provide its entrusted auditors and/or other professionals with information and materials related to its operation, business, customers, financial affairs and employees, and agree that the Sole-funded Company or its shareholders may disclose such information and materials for listing (if necessary).

4.10                Each party warrants to the other party that it will sign and perform all reasonable and necessary documents and actions, including but not limited to issuing necessary authorization documents to the other party, to perform the Agreement and realize the purpose hereof.

4.11                Each party warrants that, once the Sole-funded Company is permitted by the laws of the PRC to directly hold the equity of the Domestic Company and the Domestic Company may continue to carry out its business legally, the Sole-funded Company is entitled to immediately exercise all exclusive options under the Exclusive Option Agreement signed by the Sole-funded Company, the Domestic Company and its shareholders on the date of the Agreement.

5.              Confidentiality clause

5.1             Prior to and during the term of the Agreement, either party (“disclosing party”) has disclosed or may disclose confidential information (including but not limited to business information, customer information, financial data, contracts, etc.) to the other party (“receiving party”). The receiving party must keep the confidential information confidential, and shall not use it for other purposes not clearly stipulated herein, except under the following conditions: (a) the receiving party has already mastered the information, with evidence in the form of written records made prior to the disclosure by the disclosing party; (b) the information becomes public knowledge currently or in the future otherwise than through the receiving party’s breach of the Agreement; (c) the information is obtained by the receiving party from a third party having no obligation of confidentiality with respect to such confidential information; and (d) the information is disclosed by either party as required by relevant laws, rules or regulatory agencies, or be disclosed to its legal or financial advisers by either party for normal operation.

5.2                       Under the circumstance of not conflicting with Article 5.1, the Domestic Company agrees to make effort to take all reasonable measures to keep all confidential materials and information (hereinafter referred to as “confidential information”) known or accessed to it due to receiving the exclusive consultation and service from the Sole-funded Company confidential; the Domestic Company shall not disclose, assign or transfer such confidential information to any third party, without the prior written consent of the Sole-funded Company. Upon the termination of the Agreement, the Domestic Company shall return or destroy all documents, materials or software containing such confidential information as required by the Sole-funded Company and delete all confidential information from all memory devices and shall not use such confidential information continuously.

5.3          Both parties agree that, no matter whether the Agreement is changed, terminated or relieved, this clause still remains valid.

6.              Liability for breach of contract and compensation

6.1                       Liability for breach of contract. Except as otherwise provided herein and other clauses, both parties agree and confirm that if either party (“default party”) fails to perform any of its obligations hereunder or otherwise violates the Agreement, i.e., constituting a breach of the Agreement (“breach”), then the other party (“observant party”) is entitled to:

(a)                     Send written notice to the default party, describing default nature and range and require default party to make remedy at its own expense within proper period specified in the notice (“remedy period”); and

(b)                     If the default party fails to remedy the breach within the remedy period, the aggrieved party is entitled to require the default party to bear all liabilities arising from the breach, and to compensate the aggrieved party for all actual economic losses incurred, including but not limited to the attorney fees, legal fees or arbitration fees incurred for the lawsuit or arbitration proceedings relating to such breach. In addition, the aggrieved party is entitled to require the default party to actually perform the Agreement. The aggrieved party is also entitled to request an order from relevant arbitration agency or court for the actual performance and/or enforcement of terms agreed herein. The exercise of the above relief rights by the aggrieved party shall not prejudice its exercise of other relief rights in accordance with the Agreement and laws.

6.2                       Compensation. The Domestic Company shall compensate the Sole-funded Company for any loss, damage, obligation and/or expense due to any lawsuit, claim or other requests against the Sole-funded Company arising or resulting from the consulting and services required by the Domestic Company, and shall hold the Sole-funded Company harmless from and against any damage and loss caused by any behaviors of the Domestic Company or any request from any third party due to the behaviors of the Domestic Company.

7.              Intellectual property right

7.1                       The right of creation. The Sole-funded Company shall enjoy the exclusive and sole rights and interests with respect to any rights and interests arising out of the performance of the Agreement, including but not limited to relevant ownership, copyright, patent rights and other intellectual property rights, know-how, trade secrets and others, no matter developed by the Sole-funded Company or by the Domestic Company based on the original intellectual property rights of the Sole-funded Company. The Domestic Company shall sign all documents and take all actions necessary for the Sole-funded Company becoming the owner of such intellectual property right. The Domestic Company shall not challenge the ownership of the Sole-funded Company to such intellectual property right. The Domestic Company shall register or otherwise obtain such intellectual property right with the prior written consent of the Sole-funded Company.

7.2                       License of rights. The Sole-funded Company may authorize the Domestic Company to use the intellectual property right set out in Article 7.1 non-exclusively. Both parties shall enter into a separate agreement with respect to the matters authorized. The Domestic Company shall not transfer or sub-license the intellectual property right granted to it by the Sole-funded Company to any third party, without the prior written consent of the Sole-funded Company.

8.              Effectiveness and period of validity

8.1                       The Agreement is signed on the date indicated in the head and takes effect simultaneously. Unless it is terminated in advance in accordance with the Agreement or relevant clauses in relevant agreement concluded by both parties, the period of validity of the Agreement is ten (10) years.

8.2                       The period of validity of the Agreement shall be automatically extended by ten (10) years upon expiry unless otherwise agreed in writing by the parties.

9.              Termination

9.1                       Termination at expiry. Unless extended in accordance with relevant clauses of the Agreement, the Agreement is terminated at expiry.

9.2                       Termination in advance. The Agreement shall be terminated after all equities of the Domestic Company held by its all shareholders and/or all assets of the Domestic Company have been legally transferred to the Sole-funded Company and/or one or more persons designated by it in accordance with the Exclusive Option Agreement. In addition, during the term of the Agreement, the Domestic Company shall not terminate the Agreement in advance, unless under the condition of the gross negligence, fraud, other illegal acts or bankruptcy or dissolution or termination according to laws of the Sole-funded Company; the Agreement shall be terminated automatically if the Domestic Company is bankrupt or dissolved legally before the expiry of the Agreement. Notwithstanding the foregoing, the Sole-funded Company is always entitled to terminate the Agreement through notice to the Domestic Company in writing with 30 days in advance, without taking the liability for breach of contract in respect of its unilateral dissolution of the Agreement.

9.3                       Clauses after termination. After the Agreement is terminated, the rights and obligations of both parties under Article 5 and Article 6 still remain valid.

10.       Governing laws and dispute resolution

10.1                Governing laws. The conclusion, validity, interpretation and performance of the Agreement as well as resolution of disputes arising therefrom shall be governed by laws of the PRC.

10.2                Dispute resolution. Any dispute generated by interpretation and performance of the Agreement is solved by both parties firstly through friendly negotiation. If it cannot be solved within thirty (30) days after one party receives the written notice on negotiated settlement from the other party, either party can submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in force. The place of arbitration is Beijing; the language used in the arbitration is Chinese. The arbitration award is final and has binding effect on both parties.

10.3                During the arbitration, except the dispute matters or obligations submitted for arbitration, both parties shall continue the performance of other obligations under the Agreement. The arbitrator is entitled to make appropriate award based on the actual situation to grant appropriate legal relief to the Sole-funded Company, including restricting the business operation of the Domestic Company, restricting, prohibiting or ordering a transfer or disposal of the equity or assets of the Domestic Company, and conducting the liquidation of the Domestic Company.

10.4                At the request of the disputing party, a court with jurisdiction is entitled to grant provisional relief, such as award or order to detain or freeze the properties or equity of the default party. After the arbitration award takes effect, either party is entitled to apply to a court with jurisdiction for the enforcement of the award. In addition to courts in China Mainland, courts in Hong Kong and the Cayman Islands shall also have the jurisdiction for the above purposes.

11.       Change in law

After the effectiveness of the Agreement, in case of any modification to any national or local laws, rules, regulations or other normative documents by any national or local legislative or administrative agencies, including any amendment, supplement or abolishment, interpretation or enactment of implementation measures or rules (collectively, “amendment”), or enactment of new laws, rules, regulations or other normative documents (collectively, “new regulations”), the following shall be applicable:

11.1                If the amendment or new regulations is more favorable to any party (the other party is not seriously and adversely affected by it) than laws, rules, regulations or other normative documents in force on the effectiveness date of the Agreement, both parties shall apply to relevant agencies for the benefit from the amendment or new regulations (if required). Both parties shall make best efforts to facilitate the approval of the application.

11.2                If the amendment or new regulations has direct or indirect serious adverse effects on the economic interests of the Sole-funded Company hereunder, and both parties fail to solve it in accordance with the Agreement, upon receiving the notice from the Sole-funded Company, both parties shall make all necessary modifications to the Agreement through timely negotiation to maintain the economic interests of the Sole-funded Company hereunder to the greatest extent.

12.       Force majeure

12.1                “Force majeure event” refers to any event which is out of the reasonable control of one party and is unavoidable with the reasonable care of the affected party, including but not limited to natural disasters, government actions, forces of nature, fire, explosion, geographical changes, storms, floods, earthquakes, tides, lightning, wars or riots. However, any shortage of credit, fund or financing shall not be regarded as an event which is out of the reasonable control of one party. If the performance of the Agreement is delayed or obstructed due to any force majeure event, the affected party shall not be liable to the other party hereunder with respect to the delayed or obstructed part. If the affected party seeks to be exempted from its duties under the Agreement or any terms hereof, it shall promptly notify the other party the exemption and all steps necessary for completing the performance.

12.2                The affected party shall be exempted from any liability hereunder arising therefrom. The party seeking an exemption can be exempted from the liability, provided that the affected party has taken all reasonable and practicable efforts to perform the Agreement. And the exemption is only limited to the performance delayed or obstructed. Once the reason for exemption from liability is corrected and remedied, both parties agree to take their best efforts to resume the performance hereunder.

13.       Others

13.1                Notice. Unless the change of the following address is notified in writing, the notice hereunder shall be served to the following address by hand, fax or registered post. If sent by registered post, the service of the notice shall be deemed to be effected on the date recorded in the return receipt; if sent by hand or fax, the service of the notice shall be deemed to be effected on the date of proper sending. If the notice is sent by fax, the original shall be served to the following address by registered mail or by hand as soon as it is sent:

Sole-funded Company: Shanghai Lightinthebox Information Technology Co., Ltd.

Address: Floor 5, Building 2, Yaxin Science & Tech Park, No.399, Shengxia Road, Pudong New Area, Shanghai

Tel./Fax:

Addressee: Fu Qianneng

Domestic Company: Chongqing Rui Zhihe E-commerce Co., Ltd

Address: Floor 5, Building 2, Yaxin Science & Tech Park, No.399, Shengxia Road, Pudong New Area, Shanghai

Tel./Fax:

Addressee: Fu Qianneng

13.2                Further warranty. Both parties agree to promptly sign documents and take further actions reasonably necessary for implementing the provisions and purpose of the Agreement.

13.3                Entire contract. Except written amendments, supplements or modifications after the date of the Agreement, the Agreement shall constitute the entire contract between both parties regarding the subject matter hereof and shall supersede all previous negotiations, statements and contracts between both parties regarding the subject matter hereof, whether oral or written.

13.4                Headings. The headings used herein are for convenience only and are not used to interpret, state or otherwise affect the meanings of the provisions hereof.

13.5                Taxes and dues. All taxes and expenses incurred by each party with respect to the execution and performance of the Agreement shall be borne by each party respectively.

13.6                Transfer of the Agreement. The Domestic Company shall not transfer the rights and/or obligations under the Agreement to any third party without the prior written consent of the Sole-funded Company.

13.7                Severability of the Agreement. If any provision of the Agreement is judged as invalid, illegal or unenforceable under the laws of the PRC, all other provisions hereof shall remain in full force. If any provision is judged as invalid, illegal or unenforceable, both parties shall amend the Agreement upon negotiation in good faith, to achieve the original intention of both parties to the greatest extent in an acceptable manner.

13.8                Waiver. The waiver of any terms and conditions hereunder by either party can only be effective in written form upon the signature of the parties. The waiver by either party due to the breach of the other party under some circumstances shall not be deemed as its waiver of similar breaches of contract of the other party under other circumstances. Either party’s failure to exercise or delay in exercising any right hereunder shall not constitute its waiver thereof, and any exercise or partial exercise of any right shall not preclude the exercise of such right again in the future.

13.9                Modification and supplement of the Agreement. Both parties shall make modification and supplement to the Agreement in written agreement. The modification agreements and supplementary agreements to the Agreement which are properly signed by both parties are part of the Agreement, with the same legal force.

13.10         Succession and assignment of the Agreement. The Agreement is legally binding to both parties and their legal successor and assignee.

13.11         Agreement text. The Agreement shall be in Chinese and be in multiple originals, with the same legal force. Both parties may execute copies of the Agreement separately.

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For the above purpose, the duly authorized representatives of both parties have signed the Agreement on the date first shown above.

Shanghai Lightinthebox Information Technology Co., Ltd. (Sealed)

/s/ Fu Qianneng
Fu Qianneng

Position: Legal representative

Chongqing Rui Zhihe E-commerce Co., Ltd. (Sealed)

/s/ Fu Qianneng
Fu Qianneng

Position: Legal representative

Annex 1: List of Technical Consulting and Services

The Sole-funded Company will provide the Domestic Company with following technical consulting and services:

(1)                                   Research and develop relevant technologies necessary for the business of the Domestic Company, including the development, design and production of database software, user interface software and other relevant technologies used for relevant business information and the licensing them to the Domestic Company;

(2)                                   Provide relevant technology application and implementation for the operation of the business of the Domestic Company, including but not limited to the overall design scheme, installation, debugging and pilot run of the system;

(3)                                     Provide the Domestic Company with the advertising design scheme, software design, page making and other technical services with respect to the advertising business of the Domestic Company, and provide the management consulting advice;

(4)                                     Be responsible for the daily maintenance, monitoring, debugging and troubleshooting of the computer and network hardware and software equipment (including information database) of the Domestic Company, including timely entry of user information in the database, timely database update and regular user interface update based on other business information provided by the Domestic Company from time to time, and provide other related technical services;

(5)                                     Provide the consulting services for the purchase of relevant equipment, hardware and software systems required for the network operation of the Domestic Company, including but not limited to consulting suggestions for the selection of various tool software, application software and technology platform, system installation and debugging, as well as the selection, model and performance of various matching hardware facilities and equipment;

(6)                                     Provide proper training, technical support and assistance to the staff of the Domestic Company, including but not limited to: providing the Domestic Company and its employees with proper training, including trainings about customer service or technology and other aspects; introducing the knowledge and experiences about the installation, operation and other aspects of the system and equipment to the Domestic Company and its employees, assisting the Domestic Company in solving problems incurred from time to time during the installation and operation of the system and equipment; providing the Domestic Company with the consultation and suggestions on other online editing platforms and software application, and assist the Domestic Company in preparing and collecting all kinds of information;

(7)                                     Provide technical consultation and technical solutions to the technical questions raised by the Domestic Company on network equipment, technical products and software;

(8)                                     Provide other technical services and consulting in accordance with the business requirements of the Domestic Company;

(9)                                     Other services.

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Annex 2: Calculation and Payment Method of Technology Consulting and Services Fees

1.                          Subject to compliance with laws of the PRC, after covering the losses in previous years (if required) and deducting necessary cost, expenses and taxes required tor the business operation, the Domestic Company shall pay the Sole-funded Company with the amount equivalent to total profit before tax without calculating the technical consulting and service fees hereunder. However, the Sole-funded Company is entitled to adjust the amount of such fees based on the specific situation of technical consulting and services provided to the Domestic Company by it, the state of operation and development requirement of the Domestic Company.

2.                          Other services provided by the Sole-funded Company under the authorization of the Domestic Company shall be charged based on the standard agreed by both parties separately.

3.                        The amount of the service fees shall be determined in accordance with the following factors:

(1)            Technical difficulties and complexity of the consulting and management services;

(2)            The time required for the Sole-funded Company for providing such technical consulting and management services; and

(3)            Specific contents and commercial value of the technology consulting and management services.

4.                          The Sole-funded Company shall issue a bill to the Domestic Company quarterly based on the workload and the commercial value of the technical services provided to the Domestic Company by it and the price agreed by both parties. The Domestic Company shall pay the corresponding consulting service fees to the Sole-funded Company on the date and amount specified in the bill. The Sole-funded Company is entitled to adjust the standard of the consulting service fees from time to time based on the quantity and contents of the consulting services provided. The aforesaid adjustment of the consulting service fees shall be approved by the Sole-funded Company.

5.                          The Domestic Company shall establish and implement the accounting system and prepare the financial statements in accordance with relevant laws, regulations, accounting system and accounting standards of the PRC. If required by the Sole-funded Company, the Domestic Company shall prepare the financial statements separately in accordance with US GAAP and other accounting standards otherwise required by the Sole-funded Company. The Domestic Company shall provide the Sole-funded Company with its financial statements, business records, business contracts and financial data and other reports required by the Sole-funded Company within 15 days after each calendar month. Therefore, the Sole-funded Company can calculate the service fees to be paid by the Domestic Company in accordance with above provisions. The Sole-funded Company is entitled to audit all financial statements and other relevant information of the Domestic Company at any time in a business day through notifying the Domestic Company in advance within a reasonable time. If the Sole-funded Company raises any question about the financial data provided by the Domestic Company, it may appoint an independent accountant with good reputation to audit relevant information, and the Domestic Company shall cooperate.

6.                          The Sole-funded Company shall send the bill for the last quarter based on the budget for the above expenses to the Domestic Company within 15 days after the end of each quarter. The Domestic Company shall pay the expenses listed in the bill to the account designated by the Sole-funded Company within 15 days upon the receipt of the bill. The Domestic Company shall, in accordance with the audited financial statements for the previous year, pay the outstanding part of the above expenses to the account designated by the Sole-funded Company on or prior to March 31 each year. For the amount overpaid to the Sole-funded Company by the Domestic Company in the previous year, as shown in the audited financial statements, the Sole-funded Company shall pay the overpaid amount to the account designated by the Domestic Company on or prior to March 31 each year. However, when the Sole-funded Company deems necessary, it may agree the delay in payment by the Domestic Company or adjust the amount to be paid by the Domestic Company. Both parties may adjust the schedule and amount of payment upon consensus through negotiation.

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